As filed with the Securities and Exchange Commission on May 14, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

POLYONE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-1730488
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

33587 Walker Road, Avon Lake, Ohio 44012

(Address of Principal Executive Offices Including Zip Code)

PolyOne Corporation 2020 Equity and Incentive Compensation Plan

(Full Title of the Plan)

Lisa K. Kunkle, Esq.

Senior Vice President, General Counsel and Secretary

PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

(440) 930-1000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares, par value $0.01 per share	3,143,833	$21.995	$69,148,606.835	$8,976

(1)

Represents the number of common shares, par value $0.01 per share (“Common Shares”), of PolyOne Corporation (the “Registrant”), deliverable pursuant to the PolyOne Corporation 2020 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become deliverable pursuant to any anti-dilution provisions of the Plan.

(3)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on May 11, 2020, within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 001-16091), filed February 19, 2020;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (Commission File No. 001-16091), filed April 21, 2020;

(c)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-16091) filed January 28, 2020, January 28, 2020, February 4, 2020, March 16, 2020, April 29, 2020 and April 29, 2020*; and

(d)

The description of the Common Shares contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-16091), filed August  31, 2000, as amended by the description of the Common Shares contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 (Commission File No. 001-16091), filed February 19, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

* The Registrant’s Current Report on Form 8-K filed on April 29, 2020 (Accession No. 0001122976-20-000027) updated and superseded the Registrant’s Current Report on Form 8-K filed on January 28, 2020 (Accession No. 0001122976-20-000011).

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 1701.13 of the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Ohio law does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

Section 1701.13 of the Ohio Revised Code authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 1701.13.

Article Sixth of the Registrant’s Articles of Incorporation provides for indemnification of directors and officers. The provision provides that a director will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that an exemption from liability or limitation is not permitted under the Ohio Revised Code. Article Sixth provides that each director and officer will, to the fullest extent permitted by applicable law, be indemnified except as may be otherwise provided in the Registrant’s Regulations.

The Registrant’s Regulations provide that the Registrant shall indemnify directors and officers and may indemnify other employees or agents (or a person serving at the request of the Registrant as a director, officer, employee, agent of, or participant in another corporation, partnership, joint venture, trust, or other enterprise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by others (other than an action by or in the right of the Registrant) for expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests. The Registrant’s Regulations also provide that it shall indemnify directors and officers and may indemnify other employees and agents (or a person serving at the request of the Registrant as a director, officer, employee, agent of, or participant in another corporation, partnership, joint venture, trust, or other enterprise) in any action or suit by or in the right of the Registrant for expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Registrant’s best interests. No indemnification will be made, however, where such person is adjudged liable for negligence or misconduct in the performance of such person’s duties to the Registrant unless and only to the extent that the court in which an action is brought determines that such person is fairly and reasonably entitled to indemnity.

In addition, the Registrant’s Regulations permit it to purchase and maintain insurance on behalf of its officers, directors, employees and agents (or a person serving at the request of the Registrant as a director, officer, employee, agent of, or participant in another corporation, partnership, joint venture, trust, or other enterprise) against any liability asserted against them in their capacities as such or arising out of their status. The Registrant’s Regulations also provide that no modification of any Regulations pertaining to indemnification rights of directors and officers shall adversely affect or impair in any way the indemnification rights of any current or former director or officer with respect to any action, suit or proceeding relating to matters occurring prior to the adoption of such modification.

The Registrant has entered into indemnification agreements (“Indemnification Agreements”) with each of its directors and each of its executive officers, including the Registrant’s named executive officers (“Indemnitees”).

In general, the Indemnification Agreements provide that, subject to the procedures, limitations and exceptions set forth therein, (i) the Registrant will indemnify the Indemnitee for all expenses, judgments, fines and amounts paid in settlement actually incurred by the Indemnitee in connection with any threatened, pending or completed action, suit, proceeding or claim, by reason of the fact that the Indemnitee is or was a director and/or officer or is or was serving at the Registrant’s request at another entity, or by reason of any action alleged to have been taken or omitted in any such capacity, including any appeal of or from any judgment or decision; (ii) the Registrant will indemnify the Indemnitee against any amount that the Indemnitee is or becomes obligated to pay relating to or arising out of any claim made against the Indemnitee because of any act, failure to act or neglect or breach of duty, including any actual or alleged error, misstatement or misleading statement, that the Indemnitee commits, suffers, permits or acquiesces in while acting in his capacity as a director and/or officer or at the Registrant’s request at another entity; (iii) the Registrant will advance expenses as they are actually and reasonably incurred in connection with defending a claim in advance of the final disposition of a claim; and (iv) the Registrant will maintain an insurance policy or policies providing directors’ and officers’ liability insurance that covers the Indemnitee.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (Commission File No. 001-16091), filed on March 28, 2001)

4.2	Amendment to the Second Article of the Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1a to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 001-16091), filed on March 15, 2004)

4.3	Regulations of the Registrant, as amended on March 13, 2020 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-16091) filed on March 16, 2020)

4.4	PolyOne Corporation 2020 Equity and Incentive Compensation Plan (incorporated herein by reference to Appendix B to the Registrant’s definitive proxy statement on Schedule 14A (Commission File No. 001-16091), filed on March 30, 2020)

23.1	Consent of Independent Registered Public Accounting Firm – Ernst & Young LLP

23.2	Consent of Independent Auditors – PricewaterhouseCoopers AG

24.1	Power of Attorney

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon Lake, State of Ohio, on this 14th day of May, 2020.

POLYONE CORPORATION

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 14, 2020	* Robert M. Patterson Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

Date: May 14, 2020	* Bradley C. Richardson Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: May 14, 2020	* Robert E. Abernathy Director

Date: May 14, 2020	* Richard H. Fearon Director

Date: May 14, 2020	* Gregory J. Goff Director

Date: May 14, 2020	* William R. Jellison Director

Date: May 14, 2020	* Sandra Beach Lin Director
Date: May 14, 2020	* Kim Ann Mink Director
Date: May 14, 2020	* Kerry J. Preete Director
Date: May 14, 2020	* Patricia Verduin Director
Date: May 14, 2020	* William A. Wulfsohn Director

*

This Registration Statement has been signed on behalf of the above officers and directors by Lisa K. Kunkle, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

Dated: May 14, 2020	By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Attorney-in-Fact